Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

PHARMA TWO B LTD.

PEARL MERGER SUB, INC.

and

HEPION PHARMACEUTICALS, INC.

dated as of

JULY 19, 2024

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Annex 1 – Hepion Support Agreement Signatories
Annex 2 – Lock-Up Agreement Signatories
Annex 3 – Company Knowledge
Annex 4 – Hepion Knowledge
Annex 5 – Permitted Liens
Annex 6 – Exchange Ratio
Annex 7 – Exchange Ratio Adjustment Illustration

Exhibit A – Form of Amended and Restated Articles of Association of the Company
Exhibit B – Form of Hepion Support Agreement
Exhibit C – Form of Amended Investors’ Rights Agreement
Exhibit D – Form of Lock-Up Agreement
Exhibit E – Form of Subscription Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 19, 2024, by and among Hepion Pharmaceuticals, Inc., a Delaware corporation (“Hepion”), Pearl Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pharma Two B Ltd., a company organized under the laws of the State of Israel (the “Company”). Hepion, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Merger Sub is a newly incorporated Delaware corporation and a wholly owned, direct subsidiary of P2B HoldCo, Inc., a Delaware corporation (the “Holdco”). Holdco is a wholly owned, direct subsidiary of P2B Topco, Inc., a Delaware corporation (the “Topco”). Topco is a wholly owned, direct subsidiary of the Company.

WHEREAS, each of Merger Sub, Holdco and Topco were formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization (as defined herein), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing (as defined herein), Merger Sub will merge with and into Hepion (the “Merger”), with Hepion surviving the Merger as an indirect subsidiary of the Company (the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby; and (b) approved and recommended to the Company Shareholders to approve, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which it is a party and the other Transactions contemplated hereby and thereby, including the Merger, and the consummation of such transactions.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby.

WHEREAS, the board of directors of Hepion has unanimously (i) determined that it is in the best interests of Hepion and the stockholders of Hepion, and declared it advisable, to enter into this Agreement and the Hepion Support Agreement, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the approval of the Hepion Transaction Proposals (as defined herein) (the “Hepion Board Recommendation”).

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions contemplated hereby and thereby, including the Merger, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A (the “A&R AoA”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Hepion and each of the Hepion stockholders listed on Annex 1 hereto are entering into the transaction support agreement in the form attached hereto as Exhibit B (the “Hepion Support Agreement”).

WHEREAS, prior to the Closing, the Company shall amend and restate its Amended Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Amended IRA”).

WHEREAS, as a condition to the willingness of, and as an inducement to Hepion to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the signatories listed on Annex 2 hereto is entering into a lock-up agreement, in the form attached hereto as Exhibit D (the “Lock-up Agreements”).

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors for a private placement of Company Ordinary Shares (as defined herein) pursuant to the terms of the subscription agreements in the form attached hereto as Exhibit E (as may be amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), such transactions to be consummated substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, claim, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law (Bribery Transactions), 2000, and any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Hepion, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Hepion or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, that in the case of Company, the PIPE Financing shall not be an “Acquisition Transaction”; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by Law to close.

“Cash and Cash Equivalents” means all (a) cash (not including restricted cash) and cash equivalents (not including restricted cash) (including, for the avoidance of doubt, any cash received by Hepion pursuant to any promissory notes delivered concurrently with the signing of this Agreement or prior to the Closing Date or the PIPE Financing); (b) deposits; (c) marketable securities and (d) short term receivables, in each case determined in accordance with GAAP, consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ordinary Shares” means Ordinary Shares nominal value NIS 1 each of the Company.

“Company Ordinary A Shares” means Ordinary A Shares nominal value NIS 1 each of the Company.

“Company Ordinary B Shares” means Ordinary B Shares nominal value NIS 1 each of the Company.

“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time. For clarity, all Company Ordinary Shares underlying outstanding options, warrants or any equity securities of the Company and outstanding Company Preferred Shares shall be included in the total number of Company Ordinary Shares for purposes of determining the Company Outstanding Shares, to the extent not terminated prior to the Closing Date, and no shares issued in connection with the PIPE Financing shall be included in the Company Outstanding Shares.

“Company Preferred C Shares” means Preferred C Shares nominal value NIS 1 each of the Company.

“Company Preferred D Shares” means Preferred D Shares nominal value NIS 1 each of the Company.

“Company Preferred E Shares” means Preferred E Shares nominal value NIS 1 each of the Company.

“Company Preferred E-1 Shares” means Preferred E-1 Shares nominal value NIS 1 each of the Company.

“Company Preferred E-2 Shares” means Preferred E-2 Shares nominal value NIS 1 each of the Company.

“Company Preferred E-3 Shares” means Preferred E-3 Shares nominal value NIS 1 each of the Company.

“Company Preferred F Shares” means Preferred F Shares nominal value NIS 1 each of the Company.

“Company Preferred F-1 Shares” means Preferred F-1 Shares nominal value NIS 1 each of the Company.

“Company Preferred F-2 Shares” means Preferred F-2 Shares nominal value NIS 1 each of the Company.

“Company Preferred F-3 Shares” means Preferred F-3 Shares nominal value NIS 1 each of the Company, as may be registered during the Interim Period.

“Company Preferred F-4 Shares” means Preferred F-4 Shares nominal value NIS 1 each of the Company, as may be registered during the Interim Period.

“Company Preferred Shares” means the Company Ordinary A Shares, Company Ordinary B Shares, Company Preferred C Shares, Company Preferred D Shares, Company Preferred E Shares, Company Preferred E-1 Shares, Company Preferred E-2 Shares, Company Preferred E-3 Shares, Company Preferred F Shares, Company Preferred F-1 Shares, Company Preferred F-2 Shares, Company Preferred F-3 Shares, and Company Preferred F-4 Shares.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares, Company Ordinary A Shares, Company Ordinary B Shares and Company Preferred Shares, as of any determination time prior to the Effective Time, as applicable.

“Company Shareholder Approval” means the vote of Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Transaction Proposals” means (i) approval of the A&R AoA, and (ii) such other matters as shall be determined by the Board of the Company.

“Company Valuation” means $40,000,000.

“Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares.

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment (excluding purchase orders entered into in the ordinary course of business).

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources), the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials, or to the extent related to exposure to Hazardous Materials, public or worker health and safety.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Existing AoA” means the amended and restated articles of association of the Company, last amended on September 15, 2022.

“Exchange Ratio” means the ratio (rounded to four decimal places) equal to (a) Hepion Value Per Share divided by (b) the Company Value Per Share. For the avoidance of doubt, an illustrative example of the calculation of the “Exchange Ratio” is set forth in Annex 6, which shall be subject to the Exchange Ratio Adjustment detailed in Section 3.01(a) below.

“Fraud” means a misrepresentation or omission of a fact that constitutes common law fraud in the State of Delaware.

“Fully-Diluted” shall include (i) all issued and outstanding shares of the Company on an as-converted basis, with all securities convertible into share capital, and other rights (or promises or undertakings to grant such rights, including, without limitation, any written or oral undertaking with respect to such rights) to acquire and/or receive shares or securities exchangeable for shares (including, without limitation, options, warrants, convertible notes and SAFE’s) deemed converted or exercised, as the case may be, at their applicable conversion or exercise price, as the case may be, and including, without limitation, any pre-emptive rights, anti-dilution rights and adjustments that may be activated or triggered as a result of or in connection with the transactions contemplated under this Agreement and also taking into account any and all shares of the Company reserved for issuance upon exercise of options, whether promised, granted or to be granted to directors, employees and consultants of the Company under the Company’s Share Incentive Plan. “GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means (i) any material, substance, chemical or waste, that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, and (ii) any radioactive substances, petroleum, petroleum byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Hepion Certificate of Incorporation” means Hepion’s Certificate of Incorporation, dated as of May 15, 2013, as amended.

“Hepion Common Stock” means each share of common stock, par value $0.0001 per share, of Hepion.

“Hepion Equity Plan” means each of Hepion’s 2013 Equity Incentive Plan and 2023 Omnibus Equity Incentive Plan.

“Hepion Net Cash” means a dollar amount which may be greater than or lower than zero, equal to the sum of (a) Hepion’s Cash and Cash Equivalents in each case as of the Closing Date, minus (b) the sum of Hepion’s short and long term liability or obligations accrued at Closing (as reasonably and in good faith estimated by Hepion, (including, for the avoidance of any doubt, any promissory notes delivered by Hepion concurrently with the signing of this Agreement or prior to the Closing Date), minus (c) all fees and expenses incurred in connection with this Agreement and the Transactions (including but not limited to, any professional and advisor fees, fees related to investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, the exchange agent and printer for SEC filings retained by Hepion or any of its Subsidiaries) outstanding and not paid as of the Closing, minus (d) expenses incurred by Hepion prior to the Closing associated with the disposition of its existing assets and any contingent obligations arising from such dispositions, minus (e) costs remaining to wind down Hepion’s operations, including severance, change-in-control, retention or other compensatory payments that may be payable as well as associated employer-side payroll taxes, remaining lease costs, unpaid accrued expenses, and long-term follow-up costs, cost of D&O policy plus the sum of (f) any prepaid expenses or deposits of Hepion that the Parties agree will be usable by or available to Hepion within ninety (90) days of Closing plus (g) amounts payable pursuant to any promissory notes delivered by Company to Hepion concurrently with the signing of this Agreement or prior to the Closing Date.

“Hepion Preferred A Stock” means each share of Series A convertible preferred stock, par value $0.0001 per share, of Hepion.

“Hepion Preferred C Stock” means each share of Series C convertible preferred stock, par value $0.0001 per share, of Hepion.

“Hepion Preferred Stock” means Hepion Preferred A Stock and Hepion Preferred C Stock.

“Hepion Organizational Documents” means the Organizational Documents of Hepion, as amended and/or restated (where applicable).

“Hepion Stock Option” means an option to purchase Hepion Common Stock granted under a Hepion Equity Plan.

“Hepion Stockholder Approval” means the vote of the majority of the shareholders of Hepion cast at a meeting in which a quorum is present, reflecting the majority required to approve the Hepion Transaction Proposals, as determined in accordance with applicable Law and Hepion Organizational Documents.

“Hepion Stockholders” means any holder of Hepion Shares.

“Hepion Shares” means the Hepion Common Stock and Hepion Preferred Stock.

“Hepion Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by Hepion and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of Hepion to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the Hepion Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“Hepion Outstanding Stock” means the total number of shares of Hepion Common Stock outstanding on a Fully Diluted basis (following the Hepion Stock Conversion) immediately prior to the Effective Time, assuming the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Hepion Common Stock which exists immediately prior to the Effective Time.

“Hepion Valuation” means $10,000,000, which shall be subject to the Exchange Ratio Adjustment detailed in Section 3.01(a) below.

“Hepion Value Per Share” equals the Hepion Valuation divided by the number of Hepion Outstanding Stock.

“IFRS” means International Financial Reporting Standards, consistently applied.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the State of Israel.

“Intellectual Property” means (i) inventions (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with any reissuances, provisionals, divisionals, substitutions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade names, trade dress, company names, doing business as names and fictitious names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and all registrations, applications and renewals in connection therewith, (iii) copyrightable works, copyrights and all registrations and applications in connection therewith, (iv) internet domain names, (v) design rights, (vi) database rights, (vii) trade secrets, (viii) know-how, (ix) any other intellectual property rights (registered or unregistered), (x) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing, and (xi) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961.

“ITA” means the Israel Tax Authority.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries and used in the conduct of their business.

“Knowledge” means, with respect to the Company and Hepion, the knowledge that each of the individuals listed on Annex 3 (with respect to the Company), or Annex 4 (with respect to Hepion), actually has as of the date of this Agreement, or the knowledge that any of them would or would be reasonably expected to have following a reasonable inquiry conducted prior to the date of this Agreement; provided that, for the avoidance of doubt, other than such reasonable inquiry, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means a material adverse effect on (i) the Company and its Subsidiaries (taken as a whole) or Hepion, or (ii) the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, or of Hepion, provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries or Hepion: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change generally affecting any of the industries in which the Company and its Subsidiaries or Hepion operates or the economy as a whole; (d) any epidemic, pandemic or disease outbreak, or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including, with respect to the Company and its Subsidiaries, or Hepion, losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; or Hepion (f) any action taken or not taken at the request of Hepion, or the Company and its Subsidiaries (taken as a whole); (g) any change in budgets, planning, priorities or policies of any Governmental Authority; (h) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (i) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; or (j) with respect to the Company and its Subsidiaries, or Hepion, any failure of the Company or its Subsidiaries, or Hepion, to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates, expected milestones or business plans (provided, however, that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); except, in the case of clauses (a), (b), (c), (d), (h) or (i) above, to the extent that any such change, event or effect has a materially disproportionate and adverse effect on Hepion or the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which Hepion or the Company and its Subsidiaries operate.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NIS” means New Israeli Shekels.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP or IFRS, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP or IFRS, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property or Leased Hepion Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property and (C) do not materially interfere with the present uses of such real property, (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Annex 5.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Product” means investigational and/or approved products, as the context requires.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Company Ordinary Shares that constitute the Hepion Shares Merger Consideration.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; or (ii) any Person organized, resident in, or operating from a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or Hepion, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act and the Israeli Securities Law, 1968, and the rules and regulations thereunder).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, including social security, national health insurance and wage tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology.

“Transaction Agreements” means this Agreement, the Hepion Support Agreement, the PIPE Agreements, the Amended IRA, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to Hepion,” “delivered to Hepion”, “furnished to Hepion,” “made available to Hepion” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Hepion no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement in the virtual “data room” maintained by DataRooms.com that has been set up by the Company in connection with this Agreement.

(g) The phrases “provided to the Company,” “delivered to the Company”, “furnished to the Company,” “made available to the Company” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to the Company no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement in the virtual “data room” maintained by DataRooms.com that has been set up by Hepion in connection with this Agreement.

(h) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Article II
PRE-CLOSING TRANSACTIONS; THE MERGER

Section 2.01 Pre-Closing Transactions. On the Closing Date, subject to obtaining the Company Shareholder Approval, immediately prior to the Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (A) Hepion shall cause all of its issued capital stock which is not in the form of Hepion Common Stock to be converted into shares of Hepion Common Stock in accordance with the Hepion Organizational Documents, and shall further cause any convertible instruments, including but not limited to warrants, to be converted into shares of Hepion Common Stock (the “Hepion Stock Conversion”); and (B) (i) each Company Ordinary A Shares, Company Ordinary B Shares, and Company Preferred Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Company Ordinary Shares as determined in accordance with the Existing AoA (as may be amended during the interim period); (ii) the A&R AoA shall be adopted and become effective; (iii) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time (including each Company Ordinary Share that is issued upon conversion pursuant to clause (i) above) shall be split into such number of Company Ordinary Shares as shall be necessary for purposes of the Closing and the initial listing of the Company Ordinary Shares on Nasdaq (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of the Company issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded down to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded up to the nearest whole cent (clauses (i) through (iv), the “Recapitalization”).

Section 2.02 The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and Hepion shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Hepion, following which the separate corporate existence of Merger Sub shall cease and Hepion shall continue as the Surviving Company after the Merger and as an indirect subsidiary of the Company.

Section 2.03 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization, Hepion and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger, or such later time as may be agreed by the Company and Hepion and specified in the Certificate of Merger (the “Effective Time”).

Section 2.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Hepion shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Hepion set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the Hepion Certificate of Incorporation shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub, and the bylaws of Hepion shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub, in each case, as in effect immediately prior to the Effective Time, except all references to the name of the Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
THE MERGER; CLOSING

Section 3.01 Effect of Merger on Securities of Hepion and Merger Sub. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Each share of Hepion Common Stock issued and outstanding as of immediately prior to the Effective Time including following the Hepion Stock Conversion (i) shall be converted automatically into, and the holder of such share of Hepion Common Stock shall be entitled to receive from the Exchange Agent, for each such share of Hepion Common Stock, such number of Company Ordinary Shares calculated in accordance with the Exchange Ratio (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Hepion Shares Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of Hepion Common Stock shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein. In any event, the entire Hepion Shares Merger Consideration shall not reflect more than 17% and not less than 13% of the Fully Diluted share capital of the Surviving Company immediately prior to the Closing. As such, the Exchange Ratio shall be adjusted, if necessary, to result in a percentage between 17% and 13%, as applicable, within these thresholds and in accordance with the illustrative Exchange Ratio adjustment set forth in Annex 7 (the “Exchange Ratio Adjustment”).

(b) Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.01 per share, of the Surviving Company. The common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

Section 3.02 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the first Business Day following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Hepion and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.03 Delivery.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to Hepion (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and Hepion with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each share of Hepion Common Stock on the register of stockholders of Hepion as of immediately prior to the Effective Time for the Hepion Shares Merger Consideration issuable in respect of such Hepion Common Stock. At least two Business Days prior to the Closing, the Company and Hepion shall direct the Exchange Agent to, at the Effective Time, exchange each such share of Hepion Common Stock for the applicable Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Company Ordinary Shares delivered upon the exchange of Hepion Common Stock in accordance with the terms of this Article III shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the securities represented by such shares of Hepion Common Stock and there shall be no further registration of transfers on the register of shareholders of Hepion of the Hepion Common Stock. From and after the Effective Time, holders of shares of Hepion Common Stock shall cease to have any rights as shareholders of Hepion, except the right to receive Company Ordinary Shares in exchange therefor, as provided in this Agreement.

(c) From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each share of Hepion Common Stock shall solely represent the right to receive the Hepion Shares Merger Consideration to which such Hepion Common Stock is entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by Hepion Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights.

(a) Each of the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or issued pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) With respect to Israeli Taxes, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with Hepion and its Israeli counsel and subject to its written confirmation, to prepare and file with the ITA an application for a ruling, requesting (i) the exemption of each Payor and its respective agents from any obligation to withhold Israeli Tax from any consideration payable, issued or otherwise deliverable to the holders of Hepion Common Stock (each, a “Payee”) pursuant to this Agreement or clarifying that no such obligation exists, or (ii) instructing the Payor and its agents as to the amount and from of such withholding Tax to be withheld from such consideration (the “Withholding Ruling”). If the Withholding Ruling is obtained by the Closing Date, then the Payor shall comply with the provisions of the Withholding Ruling; provided, however, that if the Withholding Ruling is not obtained for any reason whatsoever prior to the Closing Date, the Closing will not be delayed, postponed or otherwise effected. Each Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or issued pursuant to this Agreement to a Payee who holds 5% or more in the Hepion share capital (on an issued and Fully Diluted basis) immediately prior to the Closing (each, a “5% Payee”). The consideration payable or issued to each 5% Payee shall be retained by the Exchange Agent for the benefit of each such 5% Payee for a period of up to 180 days from the Closing Date (which may be extended as the parties agree in good faith) or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time (i) no Payor shall make any payments to any 5% Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each 5% Payee may obtain a Valid Certificate and (ii) a Payee may order the Exchange Agent to sell such Payee’s retained Company Ordinary Shares, or a portion thereof). If a 5% Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the consideration that is not withheld shall be transferred to such 5% Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any 5% Payee (i) fails to provide the Payor with a Valid Certificate at least three Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with Applicable Law.

(c) To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Company Ordinary Shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d) Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a dollars-to-NIS exchange rate known on the date of the actual payment.

(e) Each Payee hereby shall be deemed, by virtue of the Merger, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Ordinary Shares otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.04. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Ordinary Shares required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Ordinary Shares otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Ordinary Shares otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to Hepion, dated as of the date of this Agreement, the Company represents and warrants to Hepion as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a limited company under the Laws of the State of Israel and has the company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Hepion true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company (including Topco, Holdco and Merger Sub), together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. Each of the Company and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company or Merger Sub, as applicable) will be, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to (x) obtaining the Company Shareholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the Transaction Agreements to which each is a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Organizational Documents of the Company or Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Company Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) through (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is comprised of 916,921 Company Ordinary Shares, 3,453 Company Ordinary A Shares, 2,000 Company Ordinary B Shares, 7,862 Company Preferred C Shares, 2,618 Company Preferred D Shares, 18,521 Company Preferred E Shares, 10,398 Company Preferred E-1 Shares, 1,623 Company Preferred E-2 Shares, 3,890 Company Preferred E-3 Shares, 17,161 Company Preferred F Shares, 7,161 Company Preferred F-1 Shares, and 10,000 Company Preferred F-2 Shares. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of preemptive or similar rights or applicable Law.

(b) Except as set forth on Schedule 4.06(b), there are no outstanding options, warrants, call rights, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, the Transaction Agreements, and Schedule 4.06(b), (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since the date of the Most Recent Balance Sheet through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company’s Subsidiaries may vote.

(c) Except as set forth on Schedule 4.07(c), as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08 hereto are copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022 (the latter, the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations, of changes in shareholders’ equity and of cash flows as of September 30, 2023 (together with, once available and delivered by the Company, the Additional Financial Statements (but only as of the time so available and delivered), the “Financial Statements”).

(b) Other than as set forth on Schedule 4.08, each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, and the results of their operations and cash flows for the periods then ended in conformity with IFRS.

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement no Material Adverse Effect has occurred that is continuing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as required by applicable Law, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, indebtedness or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, indebtedness or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2021, there has been no pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all applicable material Laws. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2021. The Company and its Subsidiaries hold, and since January 1, 2021 have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of the Company as currently conducted (the “Company Permits”). The Company and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with and not in material default under such Company Permits.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of all Contracts described in clauses (i) through (xi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Company Leases (all such Contracts as described in clauses (i) through (xi), collectively, the “Company Specified Contracts”). True, correct and complete copies of the Company Specified Contracts have been made available to Hepion.

(i) Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2023 or during the term of the Contract;

(ii) Each Contract relating to indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $1,000,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company);

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vi) Each Contract under which the Company or any of its Subsidiaries (x) is an exclusive licensee of material Intellectual Property (excluding (A) click-wrap, shrink-wrap and off-the-shelf software licenses, (B) other licenses of software that are commercially available to the public generally, (C) agreements between the Company and its Subsidiaries on the one hand, and their respective employees on the other hand, entered into in the ordinary course of business and pursuant to which such employees assign to the Company or one of its Subsidiaries all right, title and interest in and to all Intellectual Property developed by such employees, and (D) non-exclusive licenses included in sponsored research agreements, material transfer agreements, consulting or service agreements or other similar agreements entered into by the Company in the ordinary course of business);

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative organization (each a “CBA”);

(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix) Each Contract expressly limiting, in any material manner, the type of business in which the Company or its Subsidiaries may engage, the geographic area in which they may engage in business or the ability to sell or purchase to or from any Person;

(x) Each Contract the primary purpose of which is indemnification and that represents a material obligation of the Company or its Subsidiaries, other than in the ordinary course of business;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(b) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business); and except (x) for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date or (y) as would not reasonably be expected to have a Material Adverse Effect, each Company Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach or default of any Company Specified Contract. Neither the Company nor any Subsidiary thereof has received written notice from any other party to any such Company Specified Contract that such party intends to terminate any such Company Specified Contract.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan maintained for the benefit of employees. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material vacation, paid time off (“PTO”), education assistance, cafeteria, flexible spending account, stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), education fund (‘keren hishtalmut’), expansion orders (except for those which generally apply to all employees in Israel), bonus, incentive, profit sharing, profits interest, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee, officer or director of the Company or its Subsidiaries (without regarding to materiality, the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise, but not including (x) any multiemployer plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities, or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of the Company or any of its Subsidiaries.

(b) With respect to each material Company Benefit Plan, the Company has made available to Hepion (i) copies of the Company Benefit Plan and any trust agreement or other funding instrument relating to such plan and to the extent any Company Benefit Plan is not set forth in writing, a written summary of the material terms thereof; and (ii) any material notices, letters or correspondence to or from any Governmental Authority with respect to such Company Benefit Plan within the past three (3) years from the date hereof.

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and any trusts related thereto that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification. All benefits, contributions, and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles. To the Knowledge of the Company, no fact or set of circumstances exists and no event has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in any Company Benefit Plan or the Company (or any Subsidiary thereof) being required to pay any material Tax or penalty under applicable Law; and

(iii) each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States has been maintained, funded and administered in compliance in all material respects with applicable Law.

(d) Except as would not have a Material Adverse Effect, (i) all of the Company’s and its Subsidiaries’ liabilities to Company Employees regarding severance pay, accrued vacation, recreation pay, sick pay, and contributions to all pension plans or Company Benefit Plans are fully funded or, if not, are accrued on the Financial Statements as of the date of such Financial Statements, and (ii) the Company’s arrangement under Section 14 the Severance Pay Law 5723-1963 (the “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Company Employees based on their full salaries and from their commencement date of employment and, upon the termination of employment of any Company Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(e) Neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) in respect of (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required under Section 601 eq seq. of ERISA or similar state or local Law pursuant to which the covered individual pays the full cost of coverage, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Other than as set forth on Schedule 4.13(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event or events) (i) entitle any Company service providers to receive any compensation or benefit (or increase thereto); (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits; or (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been adopted and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(h) No Company Benefit Plan provides for any tax gross-up payments to any Company employees.

(i) There are no material claims or causes of action pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against the Company in connection with any Company Benefit Plan, and no Company Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. The Company is not engaged in any legal proceedings brought by or on behalf of any Company employee and, to the Knowledge of the Company, no such proceedings have been threatened which, if determined adversely, would have a Material Adverse Effect on the Company.

(j) With respect to each Company Benefit Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Company Plan”) (i) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with the applicable Governmental Authority, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefore relating to any such Foreign Company Plan that would reasonably be expected to adversely affect any such approval or good standing; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iii) is not a defined benefit pension plan (as defined in ERISA, whether or not subject to ERISA) or a similar arrangement and has no material unfunded or underfunded liabilities. All employer and employee contributions to each Foreign Company Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor organization, labor union, or works council or other similar employee representative organization with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees; and (ii) there is no, and since January 1, 2022 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by the Company and its Subsidiaries have been duly and timely paid in full when due, regardless of whether shown on a Tax Return;

(iii) to the Knowledge of the Company, no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing since January 1, 2022;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, including with respect to (x) any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and (y) the Recapitalization;

(v) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens;

(vi) (x) there are no written assessments, deficiencies, adjustments or other written claims with respect to Taxes that have been claimed, asserted or assessed against the Company or its Subsidiaries, (y) there are no ongoing or pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any actions with respect to any material Taxes of the Company or any Subsidiary and (z) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(vii) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes); and

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(b) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, tax opinions, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company and its Subsidiaries.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance, in all material respects, with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority.

(d) To the Knowledge of the Company, no claims have been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company and its Subsidiaries is or may be subject to income taxation (other than an obligation to withhold tax) by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any such agreement between solely the Company and its Subsidiaries or any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes).

(f) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the last two (2) years.

(g) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(h) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(i) The Company has no Knowledge of any fact or any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(j) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(k) Neither the Company nor any of its Subsidiaries (i) participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder, (ii) taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iii) obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance, (iv) performed any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(l) The Company is duly registered for the purposes of Israeli value added tax (VAT) and has complied in all material respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it or them, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. Except for the Company, none of its Subsidiaries has ever been or currently is, required to effect Israeli VAT registration.

(m) The Company and its Subsidiaries have complied and are in compliance with all relevant requirements of (i) Section 102 of the Israeli Income Tax Ordinance and the regulations promulgated thereunder, with respect to any equity awards issued pursuant to the provisions of such section, and (ii) Section 3(i) of the Israeli Income Tax Ordinance with respect to the grant of options or shares to independent contractors or “controlling shareholders” (as defined in such section). The Company incentive equity plan and any amendments thereto were filed with the ITA, and the issuance of all Section 102 equity awards were timely and duly filed with, or reported to, the 102 trustee in accordance with the time specifications set forth in the Israeli Income Tax Ordinance and all such equity awards purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance (capital gains route) are in full compliance with the provisions of Section 102 of the Israeli Income Tax Ordinance, including with respect to the due deposit of Section 102 equity awards with the Section 102 Trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and any regulation or publication issued by the ITA. Each equity awarded pursuant to the incentive equity plan intended to qualify for the capital gains route under Section 102 are so qualified. No adjustment mechanism was implemented to any outstanding equity awarded under Section 102 of the Israeli Income Tax Ordinance which would require the pre-approval of the ITA.

(n) The Company, or any of its Subsidiaries, are not and have not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(o) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(p) Neither the Company nor any of its Subsidiaries own any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of the Company.

(q) The Company is not a “controlled foreign corporation” as defined under Section 957(a) of the Code.

Section 4.16 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary and adequate for companies of a similar size and nature in the industries and locations in which the Company operates. Schedule 4.16 sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the Company and its Subsidiaries, or pursuant to which the Company or its Subsidiaries are a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company and its Subsidiaries are not in breach or default thereof, and have not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would be reasonably expected to constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Company’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received by the Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Company Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, material default under any such Company Lease.

Section 4.18 Intellectual Property and IT Security.

(a) All right, title and interest in Owned Intellectual Property is owned by the Company or one or more of its Subsidiaries. Without limiting the generality of the foregoing, to the Knowledge of the Company, (A) no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries have filed or delivered to the Company (or its Subsidiaries) any written claim, or, to the Knowledge of the Company, have any claim or any license, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property and (B), to the Knowledge of the Company, no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries is in breach of any Contract with his or her former employer or other Person concerning Owned Intellectual Property or confidentiality, where the cause or nature of the breach allegedly arises out of the performance of any services on behalf of the Company (or any of its Subsidiaries) related to the development of any Owned Intellectual Property, in each case of (A) and (B), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the terms of all material agreements relating to the Owned Intellectual Property. Except as set forth in Schedule 4.18(b), as of the date hereof, neither the Company nor any of its Subsidiaries has assigned, licensed, transferred, or conveyed any Owned Intellectual Property to a third party. To the knowledge of the Company, the execution and delivery of this Agreement by the Company and the consummation of the Transactions (alone or in combination with any other event) and the compliance with the provisions of this Agreement and the other Transaction Agreements do not and will not: result in (A) a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company or its Subsidiaries in or to any of the Owned Intellectual Property that is assignable by its terms, or the validity, enforceability, use, right to use, ownership, duration, scope or effectiveness of the Owned Intellectual Property, or (B) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Owned Intellectual Property.

(c) Schedule 4.18(c)(i) lists all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, and domain name registrations included in the Owned Intellectual Property as of the date of this Agreement (“Registered Intellectual Property”) indicating for each item (as applicable): (i) all registration numbers, issuance numbers and application numbers, as applicable; (ii) all filing, registration, issuance, and grant dates, as applicable; and (iii) all jurisdictions in which such Registered Intellectual Property has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for. To the Knowledge of the Company, each item of Registered Intellectual Property is subsisting. Except as set forth in Schedule 4.18(c)(ii), there is no Action pending or, to the Knowledge of the Company, threatened against the Company in writing, challenging the validity, enforceability, ownership, registration, or use of any Registered Intellectual Property, except for ordinary course patent, trademark, or service mark prosecution communications. To the Knowledge of the Company, (A) none of the Registered Intellectual Property has expired, lapsed, been abandoned, been disclaimed, or been cancelled or been declared invalid or unenforceable, in whole or in part, by any Governmental Authority, and (B) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in abandonment, cancellation, invalidity, or unenforceability of any Registered Intellectual Property or an inventorship claim by a third party to any Registered Intellectual Property.

(d) (i) Each issued or granted Intellectual Property right that is a patent included in the Registered Intellectual Property identifies all inventors thereof, (ii) each inventor of each such Intellectual Property right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company or applicable Subsidiary (or a Third Party Assignor), (iii) to the Company’s Knowledge, the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to third parties, and (iv) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable. To the extent any such Intellectual Property right included in the issued or granted Registered Intellectual Property has been assigned to the Company by any Person who is not an inventor of such Intellectual Property right (“Third Party Assignor”), (A) any and all such Third Party Assignors of such Intellectual Property rights have each executed a valid and enforceable written agreement assigning all of such third party’s rights, title, and interests in and to such Intellectual Property rights (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, and (B) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable.

(e) To the Knowledge of the Company, for each patent right listed in Schedule 4.18(c), that is a U.S. patent right, the duty of disclosure and candor and good faith as required under 37 C.F.R. § 1.56 has been complied with, or that is a non-US patent right, analogous Laws outside the U.S. have been compiled with.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted (including the research, development, testing, manufacture, distribution, use, sale, offer for sale, importation, exportation, commercialization, marketing, supply, licensing and other exploitation of any of the Company’s Products or services) is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since January 1, 2020, (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any written notice since January 1, 2020 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of such Person that has not been resolved.

(g) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property, including by requiring all current and former employees and consultants, and any other Person who has had access at any time to any confidential Company information to execute and deliver to the Company a written Contract that includes customary confidentiality provisions and restrictions on use sufficient to maintain the confidential status and limit the use of such confidential Company information. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such confidentiality agreements is, in violation of any such confidentiality agreements. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Each of the Company and its Subsidiaries has obtained from (i) each of its current and former employees and (ii) all other Persons, who are or were involved in, or who have participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of Owned Intellectual Property (or any portion thereof), a written Contract that assigns solely and exclusively to the Company or its applicable Subsidiary all rights, title and interests in and to any and all such Owned Intellectual Property arising out of such Person’s activities in the course of its engagement with Company or its Subsidiaries or with respect to the Company’s business. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such invention assignment agreements with the Company or the applicable Subsidiary is, in violation in any material respect of any such invention assignment agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Schedule 4.18(i) sets forth: (i) each grant that has been received from a Governmental Authority by the Company (“Governmental Grant”); and (ii) the aggregate outstanding obligations of the Company under each Governmental Grant with respect to royalties or other payments. Except as set forth in Schedule 4.18(i), no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any Product incorporating, any Owned Intellectual Property. Without limiting the generality of the foregoing, except as set forth in Schedule 4.18(i), no invention claimed or covered within the Owned Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by any Governmental Authority or the Israeli Defense Force. Except as set forth in Schedule 4.18(i), (A) no funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Owned Intellectual Property, and (B) no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company or any Subsidiary.

(j) To the Knowledge of the Company, (i) no Person other than the Company possesses any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software), and (ii) the Company or any Subsidiary has not granted any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software) (including any escrow arrangements).

(k) To the Knowledge of the Company, the Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of the Company, the IT Systems operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Company and, as applicable, its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, there has been no outage of the IT Systems, security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein since January 1, 2020.

(l) The Company and each Subsidiary is in compliance in all material respects with (i) all applicable Laws pertaining to (A) data security and privacy and (B) the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information (defined below) (referred to collectively in this Agreement as “Data Activities”), including, in each case to the extent applicable, the Israeli Privacy Protection Law, 5741-1981 (“IPPL”) and the regulations promulgated thereunder, and the applicable guidelines and policies of the Israeli Data Base Registrar and the Privacy Protection Authority (to the extent binding under applicable Law) applicable to the Company and the Subsidiaries (clauses (A) and (B) together, “Privacy Law”); and (ii) all Contracts to which the Company or any Subsidiary is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). “Personal Information” means any information which alone or in combination with other information can reasonably identify a single individual, including, but not limited to, an individual’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify a person), (b) Internet Protocol address or other persistent or unique identifier and (c) in each case to the extent the IPPL and the regulations promulgated thereunder, and the applicable guidelines and policies of the Israeli Data Base Registrar and the Privacy Protection Authority (to the extent binding under applicable Law) are applicable to the Company and the Subsidiaries, “information” as defined by the IPPL and applicable Israeli judicial precedents defining that term.

(m) To the Knowledge of the Company, the Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and commercially reasonable written information security policies (each, a “Privacy and Data Security Policy”) which are compliant in all material respects with the requirements under applicable Privacy Law. The Company and each Subsidiary is in compliance in all material respects with each Privacy and Data Security Policy. To the extent required by applicable Law for Data Activities, the Company and its Subsidiaries have provided necessary notifications to, and where required by Privacy Law, have obtained necessary consents from, Persons regarding its Data Activities. None of the disclosures made or contained in any Privacy and Data Security Policy has been inaccurate, misleading or deceptive in any material respect or in material non-compliance with any applicable Privacy Laws. Neither the execution, delivery nor performance of this Agreement and the other Transaction Agreements, nor the consummation of any of the Transactions, results in a material non-compliance with any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Law.

(n) To the Knowledge of the Company, there is no pending, nor has there been any written complaint, audit, proceeding, investigation or claim against the Company or any Subsidiary initiated by (i) any Person, (ii) any Governmental Authority, foreign or domestic, or (iii) any regulatory entity alleging that any Data Activity of the Company or any Subsidiary (A) is in violation of any applicable Privacy Law in any material respect, (B) is in violation of any Privacy Agreements in any material respect, (C) is in violation of any Privacy and Data Security Policy in any material respect, or (D) otherwise constitutes an unfair, deceptive or misleading trade practice in any material respect.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws applicable thereto and have no material liability under any Environmental Laws, except where any such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any Actions (including notices of violation) alleging violations of or liability under Environmental Laws and, to the Knowledge of the Company, no such matter is otherwise pending or threatened, against the Company or any of its Subsidiaries, except for any such matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials, except in compliance with Environmental Laws in all material respects and in a quantity or manner reasonably required for the conduct of the business of the Company and its Subsidiaries or so as to give rise to liabilities for remedial obligations pursuant to Environmental Laws except for any such noncompliance or liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has contractually assumed or provided any indemnity with respect to liability of any other Person under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Healthcare Matters.

(a) The preclinical and clinical studies conducted by or on behalf of or sponsored by the Company, and that are intended to be submitted to Healthcare Regulatory Authorities as a basis for product approval (collectively, “Studies”), were and, if still pending, are being conducted by the Company or, to the Knowledge of the Company, on behalf of the Company in all material respects in accordance with all applicable statutes, rules and regulations of the United States Food and Drug Administration (the “FDA”) or comparable drug regulatory agencies outside of the United States to which such Studies are subject (collectively, the “Healthcare Regulatory Authorities”). The Company has not received any written notices or correspondence from the Healthcare Regulatory Authorities or any other Governmental Authority requiring the premature termination or suspension of such Studies and, to the Company’s Knowledge, there are no reasonable grounds for the same.

(b) The Company has, since January 1, 2022, operated and currently is in compliance with all applicable health care Laws, including, (i) the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) all applicable federal, state, local and all applicable foreign healthcare related fraud and abuse Laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (iii) HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the regulations promulgated pursuant to such Laws; and (v) any other comparable local, state, federal, or foreign Laws (collectively, the “Healthcare Laws”). The Company has not received written notice or other written correspondence of any Action from any Governmental Authority or third party alleging that any Product, operation or activity is in violation of any Healthcare Laws, and, to the Company’s Knowledge, no such Action is threatened. The Company is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither the Company, nor to the Company’s Knowledge, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(c) The Company holds all material certificates, authorizations, registrations, permits or licenses required to be filed, maintained or furnished under applicable Healthcare Laws (“Healthcare Permits”). All Healthcare Permits are in full force and effect in all material respects and no suspension, revocation, cancellation, or withdrawal of such Healthcare Permits has been threatened in writing.

(d) The Company has not received any written notice or communication from any Healthcare Regulatory Authority or Governmental Authority of any actual or threatened investigation, inquiry, or administrative, judicial, or regulatory action, hearing, or enforcement proceeding against the Company regarding any violation of applicable Healthcare Laws or other applicable local, state, and federal laws and regulations of the relevant Healthcare Regulatory Authority or Governmental Authority, including but not limited to a notice of adverse finding, warning letter, untitled letter, or Form FDA-483.

(e) To the Knowledge of the Company, no officer, employee, or agent of the Company is or has been threatened in writing to be (i) disqualified under any FDA investigator qualification proceedings; (ii) subject to the FDA’s Application Integrity Policy; or (iii) subject to any enforcement proceeding arising from material false statements to the FDA pursuant to 18 U.S.C. § 1001.

(f) Neither the Company nor any of its managers, directors, officers, agents, or employees have (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. Neither the Company nor any of its managers, directors, officers, stockholders, agents, or employees is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Authority regarding any offense or alleged offense under anti-bribery, anti-corruption, or anti-fraud Law in any jurisdiction and, no such investigation, inquiry or Proceedings have been threatened.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, and Contracts that will be terminated prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment or consulting agreements, fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses incurred in the ordinary course of business in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) intercompany Contracts that are between the Company and its wholly-owned Subsidiaries.

Section 4.23 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been since January 1, 2022: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”), except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since January 1, 2022 been the subject of written any claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 4.24 Investment Company Act. As of the date hereof, neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25 Product Liability.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries have received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Authority, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of or defect (including alleged failure to warn) relating to any Product of the Company and its Subsidiaries, irrespective of the legal theory of liability. To the Company’s Knowledge, no injury or harm has occurred to any Person or group of Persons related to (i) any Product of the Company or its Subsidiaries or (ii) the purchase, use or application of (including alleged failure to warn in respect of) any Product of the Company or its Subsidiaries or any defect in any such Product.

(b) In the past three (3) years, no Products sold by the Company or any of its Subsidiaries have been subject to a recall, market withdrawal, or stock recovery.

Section 4.26 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

Article V
REPRESENTATIONS AND WARRANTIES OF HEPION

Except as set forth in (i) the Schedules to this Agreement delivered by Hepion, dated as of the date of this Agreement or (ii) the SEC Reports that are available on the SEC’s website through EDGAR as of the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), Hepion represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Hepion is a corporation duly incorporated, validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Hepion has made available to the Company true and correct copies of each of the Hepion Organizational Documents as in effect as of the date hereof. Hepion is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Hepion Organizational Documents. Hepion is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Hepion to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “Hepion Material Adverse Effect”).

Section 5.02 Subsidiaries. The Subsidiaries of Hepion, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 5.02. The Subsidiaries of Hepion have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Subsidiary of Hepion is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization.

(a) Hepion has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Hepion and no other corporate or equivalent proceeding on the part of Hepion is necessary to authorize this Agreement or such other Transaction Agreements or Hepion’s performance hereunder or thereunder (except that the Hepion Stockholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by Hepion) will be, duly and validly executed and delivered by Hepion and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of Hepion, enforceable against each Hepion in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of Hepion’s Equity Securities in connection with the entry into this Agreement by Hepion, the consummation of the Transactions, including the Closing, and the approval of the Hepion Transaction Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of Hepion has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Hepion and Hepion’s shareholders, (ii) approved the Transactions and (iii) resolved to recommend that Hepion’s stockholders approve each of the Hepion Transaction Proposals.

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 5.05 and obtaining the Hepion Stockholder Approval, the execution, delivery and performance by Hepion of this Agreement and the Transaction Agreements and the consummation by Hepion of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Organizational Documents of Hepion, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Hepion or any of its respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Hepion Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of Hepion or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) through (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Hepion with respect to Hepion’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger in accordance with the DGCL, and (v) the Hepion Stockholder Approval.

Section 5.06 Capitalization.

(a) The authorized, issued and outstanding capital stock of Hepion is set forth in the SEC Reports, which were true and correct in all material respects as of the respective dates of their filing. The issued and outstanding Hepion Common Stock and Convertible Preferred Stock were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights. The SEC Reports (which were true and correct in all material respects as of the respective dates of their filings) set forth the total number and amount of all of the issued and outstanding Equity Securities of Hepion, and further sets forth the amount and type of Equity Securities of Hepion owned or held by Hepion’s Affiliates. All of the issued and outstanding shares of Equity Securities of Hepion (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the Hepion Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.06(b), there are no outstanding options, warrants, call rights, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, Hepion. Except as set forth in the Organizational Documents of Hepion, the Transaction Agreements, and Schedule 5.06(b), (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of Hepion, (ii) there are no outstanding contractual obligations of Hepion to repurchase, redeem or otherwise acquire any Equity Securities of Hepion, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Hepion having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Hepion’s shareholders may vote.

(c) Except as set forth on Schedule 5.06(c), Hepion has not granted or promised to any Person any options or other rights to acquire any Equity Securities of Hepion, and there are no outstanding or promised options or other rights to acquire any Equity Securities of Hepion. Schedule 5.06(c) sets forth, with respect to each Person who holds an outstanding option or other right to purchase Equity Securities of Hepion as of the date of this Agreement, the following information: (i) the name and status of such Person (and whether such Person is an employee or consultant of Hepion); (ii) the number and class of shares underlying the option; (iii) the vesting terms and conditions of the option; (iv) the exercise price and period of the option; (v) the plan and agreement under which the option was issued, and (vi) any other material terms or conditions underlying such option. Except for the Hepion Equity Plans, Hepion has no incentive stock plan or any similar plan.

(d) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Hepion and (ii) since January 1, 2020 through the date of this Agreement, Hepion has not made, declared, set aside, established a record date for or paid any dividends.

Section 5.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of Hepion’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of Hepion are owned as set forth on Schedule 5.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of Hepion. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of Hepion. There are no outstanding contractual obligations of any Subsidiary of Hepion to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Hepion. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of Hepion having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of Hepion’s Subsidiaries may vote.

(c) Except as set forth on Schedule 5.07(c), as of the date of this Agreement, neither Hepion nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Other than as set forth in Schedule 5.08, for the past two (2) years Hepion has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of Hepion. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Hepion as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Hepion does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) Hepion has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Hepion is made known to Hepion’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting Hepion’s principal executive officer and principal financial officer to material information required to be included in Hepion’s financial statements included in Hepion’s periodic reports required under the Exchange Act.

(d) Hepion has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Hepion’s assets. Hepion maintains, and since its incorporation has maintained, its books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Hepion in all material respects.

(e) Except as set forth in the SEC Reports, there is no, and for the last two years there has not been, a (i) “significant deficiency” in the internal controls over financial reporting of Hepion, (ii) “material weakness” in the internal controls over financial reporting of Hepion or (iii) Fraud, whether or not material, that involves management or other employees of Hepion who have a significant role in the internal controls over financial reporting of Hepion.

(f) In the last two (2) years, each director and executive officer of Hepion has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Hepion has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by Hepion to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Hepion.

(h) Hepion has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to Hepion’s incorporation or continuing corporate existence, which are immaterial in nature.

Section 5.09 No Undisclosed Liabilities. As of the date of this Agreement, neither Hepion nor any of its Subsidiaries has any liability, indebtedness or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, indebtedness or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since January 1, 2020 in the ordinary course of business of Hepion and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. Since January 1, 2021, there has been no pending or, to the Knowledge of Hepion, threatened (in writing) Actions by or against Hepion or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Governmental Order imposed upon Hepion or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Hepion nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Compliance with Laws. Hepion and its Subsidiaries are, and since January 1, 2021, have been, in compliance in all material respects with all applicable material Laws. None of Hepion or its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2021. Hepion and its Subsidiaries hold, and since January 1, 2021 have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of Hepion as currently conducted (the “Hepion Permits”). Hepion and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with and not in material default under such Hepion Permits.

Section 5.12 Hepion Benefit Plans.

(a) Schedule 5.12(a) sets forth a true and complete list of each material Hepion Benefit Plan maintained for the benefit of employees. For purposes of this Agreement, a “Hepion Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of ERISA, and any material vacation, PTO, education assistance, cafeteria, flexible spending account, stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), expansion orders, bonus, incentive, profit sharing, profits interest, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by Hepion or any of its Subsidiaries for the benefit of any current employee, officer or director of Hepion or its Subsidiaries (the “Hepion Employees”) or under or with respect to which Hepion or any of its Subsidiaries has any material liability, contingent or otherwise, but not including (x) any multiemployer plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Hepion and its Subsidiaries have no remaining obligations or liabilities, or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of Hepion or any of its Subsidiaries.

(b) With respect to each material Hepion Benefit Plan, Hepion has made available to the Company (i) copies of Hepion Benefit Plan and any trust agreement or other funding instrument relating to such plan, and to the extent any Hepion Benefit Plan is not set forth in writing, a written summary of the material terms thereof; (ii) the most recent summary plan description currently in effect and any summaries of material modifications thereto; and (iii) any material notices, letters or correspondence to or from any Governmental Authority with respect to such Hepion Benefit Plan within the past three (3) years from the date hereof; (iv) the Forms 5500 annual return (or local non-US equivalent) and all schedules thereto with respect to the most recent three (3) years; (v) the most recent determination, opinion or advisory letter issued from the IRS (or local non-US equivalent from applicable similar Governmental Authority); (vi) the most recent actuarial valuation report or trust statement for any Hepion Benefit Plan that is either funded or has assets set aside to pay Company Benefit Plan benefits; and (vii) the most recent nondiscrimination tests performed under the Code (or local non-US equivalent).

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Hepion Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code;

(ii) each Hepion Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and any trusts related thereto that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt. To the Knowledge of Hepion, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification. All benefits, contributions, and premiums relating to each Hepion Benefit Plan have been timely paid in accordance with the terms of such Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles. To the Knowledge of Hepion, no fact or set of circumstances exists and no event has occurred with respect to any Hepion Benefit Plan that would reasonably be expected to result in any Hepion Benefit Plan or Hepion (or any Subsidiary thereof) being required to pay any material Tax or penalty under applicable Law; and

(iii) each Hepion Benefit Plan that is subject to the Laws of a jurisdiction other than the United States has been maintained, funded and administered in compliance in all material respects with applicable Law.

(d) Neither Hepion, its Subsidiaries, nor any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability (contingent or otherwise) in respect of (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required under Section 601 eq seq. of ERISA or similar state or local Law pursuant to which the covered individual pays the full cost of coverage, no Hepion Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event or events) (i) entitle any Hepion service providers to receive any compensation or benefit (or increase thereto); (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits; or (iii) limit or restrict the right of Hepion to merge, amend or terminate any Hepion Benefit Plan.

(f) Each Hepion Benefit Plan that is subject to Section 409A of the Code has been adopted and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(g) No Hepion Benefit Plan provides for any tax gross-up payments to any Hepion employees.

(h) There are no material claims or causes of action pending (other than routine claims for benefits) or, to the Knowledge of Hepion, threatened against Hepion in connection with any Hepion Benefit Plan, and no Hepion Benefit Plan has within the six (6) years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under or is a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Hepion is not engaged in any legal proceedings brought by or on behalf of any Hepion employee and, to the Knowledge of Hepion, no such proceedings have been threatened which, if determined adversely, would have a Material Adverse Effect on Hepion.

(i) No Hepion Benefit Plan is subject to the laws of any jurisdiction outside the United States.

Section 5.13 Labor and Employment Matters.

(a) Neither Hepion nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of Hepion, no employees are represented by any labor organization, labor union, or works council or other similar employee representative organization with respect to their employment with Hepion or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no activities or proceedings of any labor union, works council or labor organization to organize any of Hepion Employees; and (ii) there is no, and since January 1, 2022 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against Hepion or any of its Subsidiaries, in each case, pending or, to the Knowledge of Hepion, threatened.

(b) Hepion currently classifies, and for the past three (3) years has properly classified, each of its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state and local wage and hour laws, and is and has been otherwise in compliance with all such laws.

(c) Hepion currently classifies, and for the past three (3) years has properly classified, each of its workers as employees or independent contractors.

(d) Hepion is not delinquent in any payments to any worker for any wages, salaries, fees, or other compensation due with respect to any services performed for it or amounts required to be reimbursed to such workers.

(e) Hepion is, and for the past three (3) years has been, in compliance in all material respects with all applicable laws and regulations respecting employment matters, including all laws regarding wages and hours, payment of minimum wages, meal and rest breaks, and overtime.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Hepion nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 5.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by Hepion have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by Hepion have been duly and timely paid in full when due, regardless of whether shown on a Tax Return;

(iii) To the Knowledge of Hepion, no Tax audit, examination or other proceeding with respect to Taxes of Hepion is pending or has been threatened in writing;

(iv) Hepion has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, including with respect to any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(v) Hepion has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vi) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against Hepion that have not been paid or otherwise resolved, (y) there are no ongoing or pending, nor has Hepion received written notice of the expected commencement of, any actions with respect to any material Taxes of Hepion and (z) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Hepion (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(vii) Hepion is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Hepion);

(viii) There are no Liens with respect to Taxes on any of the assets of Hepion, other than Permitted Liens;

(ix) Hepion does not have any material liability for the Taxes of any Person (other than Hepion) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes);

(x) Hepion does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xi) Hepion will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. Hepion has not made an election pursuant to Section 965(h) of the Code.

(b) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, tax opinions, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Hepion.

(c) To the Knowledge of the Hepion, Hepion is in compliance, in all material respects, with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity.

(d) To the Knowledge of Hepion, no claims have been made by any Tax Authority in a jurisdiction where Hepion does not file Tax Returns that Hepion is or may be subject to income taxation (other than an obligation to withhold tax) by that jurisdiction.

(e) Hepion is not a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes).

(f) Hepion (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2022.

(g) Hepion is a Tax resident only in its jurisdiction of formation.

(h) Hepion does not have Knowledge of any fact or any reason that (when taken together with Hepion’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(i) Hepion is and has since incorporation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

Section 5.15 Insurance. Hepion and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Hepion and its Subsidiaries that are customary and adequate for companies of a similar size and nature in the industries and locations in which Hepion operates. Schedule 5.15 sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of Hepion and its Subsidiaries, or pursuant to which Hepion or its Subsidiaries are a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) Hepion and its Subsidiaries are not in breach or default thereof, and have not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would be reasonably expected to constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to Hepion’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received by Hepion with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 5.16 Real Property.

(a) Neither Hepion nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, Hepion or its applicable Subsidiary, has a valid leasehold interest in all real property leased by Hepion or any of its Subsidiaries (“Leased Hepion Real Property”). All material leases for the Leased Hepion Real Property under which Hepion or any of its Subsidiaries is a lessee (collectively, the “Hepion Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of Hepion or any of its Subsidiaries has received any written notice of any, and to the Knowledge of Hepion there is no, material default under any such Hepion Lease.

Section 5.17 IT Security.

(a) To the Knowledge of Hepion, Hepion and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. To the Knowledge of Hepion, the IT Systems operate and perform in all material respects as is necessary and sufficient for the conduct of the business of Hepion and, as applicable, its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of Hepion, to the Knowledge of Hepion, there has been no outage of the IT Systems, security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein since January 1, 2020.

(b) Hepion and each Subsidiary is in compliance in all respects with (i) all applicable Laws pertaining to Data Activities; and (ii) all Contracts to which Hepion or any Subsidiary is a party that are applicable to Data Activities (collectively, “Hepion Privacy Agreements”).

(c) To the Knowledge of Hepion, Hepion and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and commercially reasonable written information security policies (each, a “Hepion Privacy and Data Security Policy”) which are also compliant in all material respects with the requirements under any applicable Privacy Law. Hepion and each Subsidiary is in compliance in all material respects with each Hepion Privacy and Data Security Policy. To the extent required by applicable Law for Data Activities, Hepion and its Subsidiaries have provided necessary notifications to, and have obtained necessary consents from, Persons regarding its Data Activities. None of the disclosures made or contained in any Hepion Privacy and Data Security Policy has been inaccurate, misleading or deceptive in a material manner or in material non-compliance with any applicable Privacy Laws. Neither the execution, delivery nor performance of this Agreement and the other Transaction Agreements, nor the consummation of any of the Transactions, results in a material non-compliance with any of the Hepion Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Law.

(d) To the Knowledge of Hepion, there is no pending, nor has there been any written complaint, audit, proceeding, investigation or claim against Hepion or any Subsidiary initiated by (i) any Person, (ii) any Governmental Authority, foreign or domestic, or (iii) any regulatory or self-regulatory entity alleging that any Data Activity of any of Hepion or any Subsidiary (A) is in violation of any applicable Privacy Law in any material respect, (B) is in violation of any Hepion Privacy Agreements in any material respect, (C) is in violation of any Hepion Privacy and Data Security Policy in any material respect, or (D) otherwise constitutes an unfair, deceptive or misleading trade practice in any material respect.

Section 5.18 Environmental Matters.

(a) Hepion and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws applicable thereto and have no material liability under any Environmental Laws, except where any such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, neither Hepion nor any of its Subsidiaries has received written notice of any Actions (including notices of violation) alleging violations of or liability under Environmental Laws and, to the Knowledge of Hepion, no such matter is otherwise pending or threatened, against Hepion or any of its Subsidiaries, except for any such matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither Hepion nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials, except in compliance with Environmental Laws in all material respects and in a quantity or manner reasonably required for the conduct of the business of Hepion and its Subsidiaries or so as to give rise to liabilities for remedial obligations pursuant to Environmental Laws except for any such noncompliance or liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither Hepion nor any of its Subsidiaries has contractually assumed or provided any indemnity with respect to liability of any other Person under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.19 Brokers’ Fees. Other than as set forth on Schedule 5.19, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of Hepion or any of its Subsidiaries.

Section 5.20 Related Party Transactions. Schedule 5.20 sets forth all Contracts, transactions, arrangements or understandings between (a) Hepion, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or warrant holder or Affiliate of either Hepion or any of the respective officers, directors, employees, partners, members, managers or direct or indirect equityholders of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Hepion Related Party”). Except as set forth in Schedule 5.20, no Hepion Related Party (i) owns any interest in any asset used by Hepion, or (ii) owes any material amount to, or is owed any material amount by, Hepion.

Section 5.21 International Trade; Anti-Corruption.

(a) Neither Hepion nor any of its Subsidiaries, nor, to the Knowledge of Hepion, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of Hepion or any of its Subsidiaries, is currently, or has been since January 1, 2022: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of Trade Controls, except as would not be material to Hepion and its Subsidiaries, taken as a whole.

(b) Neither Hepion nor any of its Subsidiaries, nor, to the Knowledge of Hepion, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of Hepion or any of its Subsidiaries, has since January 1, 2022 been the subject of written any claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to Hepion and its Subsidiaries, taken as a whole.

(c) Since January 1, 2022, neither Hepion nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to Hepion and its Subsidiaries, taken as a whole. Hepion and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 5.22 Investment Company Act. As of the date hereof, neither Hepion nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.23 Product Liability.

(a) For the past three (3) years, neither Hepion nor any of its Subsidiaries have received any written notice from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Authority, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of or defect (including alleged failure to warn) relating to any Product of Hepion and its Subsidiaries, irrespective of the legal theory of liability. To Hepion’s Knowledge, no injury or harm has occurred to any Person or group of Persons related to (i) any Product of Hepion or its Subsidiaries or (ii) the purchase, use or application of (including alleged failure to warn in respect of) any Product of Hepion or its Subsidiaries or any defect in any such Product.

(b) In the past three (3) years, no Products sold by Hepion or any of its Subsidiaries have been subject to a recall, market withdrawal, or stock recovery.

Section 5.24 Nasdaq Listing. The Hepion Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “HEPA.” Hepion is in compliance with and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of Hepion, threatened against Hepion by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Hepion Common Stock or terminate the listing of Hepion Common Stock on the Nasdaq. None of Hepion or its Affiliates has taken any action in an attempt to terminate the registration of the Hepion Common Stock under the Exchange Act except as contemplated by this Agreement. Hepion has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Hepion Common Stock from the Nasdaq or the SEC.

Section 5.25 Material Contracts; No Defaults.

(a) Hepion has filed as an exhibit to the SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Hepion is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Hepion, and, to the Knowledge of Hepion, the other parties thereto, and are enforceable by Hepion to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) Hepion and, to the Knowledge of Hepion, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) Hepion has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Hepion or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) Hepion has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.26 Hepion Support Agreement. Hepion has delivered to the Company a true, correct and complete copy of the Hepion Support Agreement. The Hepion Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Hepion. The Hepion Support Agreement is a legal, valid and binding obligation of Hepion and, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Hepion Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach of any party under the Hepion Support Agreement.

Section 5.27 Absence of Changes. Since the date of Hepion’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Hepion Material Adverse Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, Hepion has carried on its business in all material respects in the ordinary course of business.

Section 5.28 Residency. Hepion is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of Hepion’s directors, officers and managers are non-Israeli residents and conduct Hepion’s activity outside of Israel.

Section 5.29 Shell Company Status. Hepion is not an issuer identified in Rule 144(i)(1) promulgated under the Securities Act or a shell company as defined in Rule 12b-2 promulgated under the Exchange Act.

Section 5.30 Healthcare Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Hepion Material Adverse Effect, since the date of Hepion’s incorporation:

(a) The clinical studies conducted by or on behalf of or sponsored by Hepion or in which Hepion has participated (collectively, “Studies”), were and, if still pending, are being conducted by Hepion or, to the Knowledge of Hepion, on behalf of Hepion in all material respects in accordance with all applicable statutes, rules and regulations of the applicable Healthcare Regulatory Authorities. Hepion has not received any written notices or correspondence from the Healthcare Regulatory Authorities or any other Governmental Authority requiring or threatening the premature termination or suspension of such Studies and, to the Knowledge of Hepion, there are no reasonable grounds for the same.

(b) Hepion has since its incorporation operated and is currently in compliance with all applicable Healthcare Laws. Hepion has not received written notice or other correspondence of any Action from any Governmental Authority, institutional review board, ethics committee, or other third party alleging that any product, operation or activity is in violation of any Healthcare Laws, and, to the Knowledge of Hepion, no such Action is threatened. Hepion is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither Hepion, nor any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(c) Hepion has filed with the applicable Healthcare Regulatory Authorities all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports, with respect to its products, operations, and activities (collectively, “Healthcare Submissions”). All Healthcare Submissions were complete and accurate in all material respects and in material compliance with applicable Laws when filed, or were subsequently corrected or completed by a subsequent filing made prior to the date hereof. Hepion has made available to the Company true, correct and complete copies of all Healthcare Submissions and all material correspondence with and from all Healthcare Regulatory Authorities. No deficiencies have been asserted by any Healthcare Regulatory Authority with respect to any Healthcare Submission, except as are not, and would not reasonably be expected to be, individually or in the aggregate, material to Hepion, taken as a whole.

(d) Neither Hepion, nor any authorized person acting on its behalf, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or (iii) committed any act, made any statement or failed to make a statement to the FDA or any other Healthcare Regulatory Authority, in each such case, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Healthcare Regulatory Authority to invoke any similar policy.

Section 5.31 No Other Representations. Except as provided in this Article V, neither Hepion nor any other Person has made, or is making, any representation or warranty whatsoever in respect of Hepion or its business.

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement (including the Recapitalization) or any other Transaction Agreement, (ii) as set forth on Schedule 6.01, (iii) as consented to in writing by Hepion (which consent shall not be unreasonably conditioned, withheld or delayed), or (iv) as required by applicable Law, use reasonable best efforts to conduct and operate its business in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement (including the Recapitalization) or in any other Transaction Agreement, (ii) as set forth on Schedule 6.01, (iii) as consented to by Hepion in writing (such consent not to be unreasonably conditioned, withheld or delayed), or (iv) as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents in any material respect;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Company Specified Contract, or any Company Lease;

(d) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(f) settle any pending or threatened Action, if such settlement would require payment by the Company or any Subsidiary thereof in an amount greater than $1,000,000, or admit criminal wrongdoing;

(g) except required by the terms of any existing Company Benefit Plan or under applicable Law, (i) promise award, amend, terminate or grant any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment, award or arrangement to any officer-level Company Employee, (ii) take any action to increase or accelerate any compensation or benefits, or the funding of any compensation or benefits, payable or to become payable to any Company Employees; (iii) hire, terminate or promote any employee, except in the ordinary course of business with respect to employees whose base salary is less than $100,000; (iv) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, or (v) provide loans to any individual service provider of the Company;

(h) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its Subsidiaries;

(i) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(l) other than in the ordinary course of business or as required by applicable Laws, make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to have an adverse and disproportionate impact on Hepion and its equity holders (as compared to the impact of such actions on the Company and its pre-Merger equity holders);

(m) incur, create or assume any indebtedness for borrowed money in excess of $1,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

(n) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(o) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Hepion;

(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(q) enter into any Contract to do any action prohibited under Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give Hepion or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Hepion and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Hepion and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by Hepion and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on the Nasdaq (and Hepion shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event, with respect to clauses (i) and (ii), prior to the Effective Time.

Section 6.04 No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.04 are included for the sole benefit of Hepion, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.05 Securities Laws. Each of the Company and Hepion acknowledges and agrees that it is aware of the restrictions imposed by U.S. Federal Securities Laws and the rules and regulations of Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.

Section 6.06 Indemnification Agreements. At the Closing, the Company shall execute and enter into an Indemnification Agreement with each Hepion Designee, which shall be in the same form as the Indemnification Agreements entered into with the Company Designees.

Article VII
COVENANTS OF HEPION

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of Hepion (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the Hepion Organizational Documents or under any indemnification agreement such D&O Indemnitee may have with Hepion that has been made available to the Company prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to the Closing, Hepion shall purchase a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is a director or officer of Hepion currently covered by the directors’ and officers’ liability insurance policy of Hepion on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, use reasonable best efforts to maintain the D&O Tail in full force and effect for its full term.

Section 7.02 Conduct of Hepion During the Interim Period.

(a) During the Interim Period, except as (i) set forth on Schedule 7.02, (ii) required by this Agreement, (ii) consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (iii) required by applicable Law, Hepion shall not:

(i) change, amend, restate, supplement or otherwise modify any of the Hepion Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Hepion; (B) split, combine or reclassify any Equity Securities of Hepion; or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Hepion;

(iii) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Hepion Specified Contract, or any Hepion Lease;

(iv) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(v) (A) merge, consolidate, combine or amalgamate Hepion with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(vi) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Hepion, the Company or any of its Subsidiaries;

(vii) enter into, renew or amend in any respect, any transaction or Contract with an Hepion Related Party (including any agreement or arrangements related to transaction bonuses or similar payments, however effected or whenever paid);

(viii) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness; provided that, subject to and without limiting anything contained in this Agreement (including Article IX), this Section 7.02(a)(ix) shall not prevent Hepion from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in an aggregate amount not to exceed $1,000,000;

(x) except for extensions of currently outstanding Hepion options issued to Hepion board members, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities;

(xi) engage in any activities or business, other than activities or business (A) in connection with or incident or related to Hepion’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations on Hepion or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xiii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Hepion or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Hepion or resolve to approve any of the foregoing;

(xiv) change Hepion’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv) (A) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, or (B) incur any liabilities or obligations in connection with this Agreement or the Transactions other than as set forth on Schedule 7.02(a)(xv);

(xvi) except in the ordinary course of business or as otherwise required by the terms of any existing Hepion Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any material severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any officer-level Hepion Employee, except in connection with the promotion, hiring or termination of employment of any employee of Hepion or its Subsidiaries in the ordinary course of business, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer-level Hepion Employees or (iii) establish, adopt, enter into, amend or terminate any material Hepion Benefit Plan or any Contract that would be a material Hepion Benefit Plan if it were in existence as of the date of this Agreement; or

(xvii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, Hepion shall comply with, and continue performing under, as applicable, the Hepion Organizational Documents, the Transaction Agreements and all other agreements or Contracts to which Hepion is party.

Section 7.03 Inspection. Hepion shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records and appropriate officers and employees of Hepion, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Hepion, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions.

Section 7.04 Section 16 Matters. Prior to the Effective Time, Hepion shall take all reasonable steps as may be required to cause any acquisition or disposition of the Hepion Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hepion to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Hepion Public Filings.

(a) From the date hereof through the Closing, Hepion will keep current and timely file all SEC Reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, Hepion will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.06 Hepion Securities Listing. From the date hereof through the Closing, Hepion shall ensure Hepion remains listed as a public company on, and for Hepion Common Stock to be listed on, the Nasdaq. Prior to the Closing Date, Hepion shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the Hepion Common Stock to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.07 Hepion Board Recommendation. The board of directors of Hepion shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Hepion Board Recommendation for any reason.

Section 7.08 IIA. (i) Hepion shall sign an undertaking to the IIA (as required under applicable Law) in such customary form and in connection with the filing and/or approval process with the IIA and in accordance with applicable law, and (ii) each Stockholder of Hepion who is not an Israeli citizen, resident or entity, and who immediately following the Closing shall hold more than 5% of the share capital of the Company, on an as issued and as converted basis, shall deliver to the Company, immediately prior to the Closing a duly executed undertaking towards the IIA, in a form mutually agreed to by the parties.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including notice to the IIA) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority (including notice to the IIA) for additional information and documentary material that may be requested pursuant to any Competition Laws. Hepion shall promptly inform the Company of any communication between Hepion, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Hepion of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Hepion and the Company.

(b) During the Interim Period, Hepion, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Hepion) or Hepion (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including notice to the IIA) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Hepion, the Company, or, in the case of the Company, Hepion in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Hepion, the Company, or, in the case of the Company, Hepion, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict, (ii) in no event shall the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, and (iii) in no event shall the failure to obtain any Consent (including of the IIA), except to the extent expressly provided in Section 9.01, be considered, constitute, triggered or give any rights in respect of, failure of a condition to the Closing.

(d) During the Interim Period, Hepion, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Hepion, Hepion or any of its Representatives (in their capacity as a representative of Hepion) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). Hepion and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding anything to the contrary, (i) Hepion and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation brought against Hepion or its Representatives and (ii) in no event shall Hepion (or any of its Representatives) settle or compromise any Transaction Litigation brought against Hepion or its Representatives without the prior written consent of the Company.

Section 8.02 Registration Statement; Shareholder Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Hepion and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Hepion Stockholders relating to the Hepion Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with Hepion’s cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Ordinary Shares to be issued in exchange for the issued and outstanding Hepion Common Stock. Subject to Schedule 8.02, each of Hepion and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion required to be provided in connection with the Registration Statement, counsel to Hepion shall provide such tax opinion(s), and the costs and expenses associate with obtaining such tax opinion(s) shall be borne equally by the Company and Hepion. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and Hepion shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of Hepion and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K or 6-K, as applicable, pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Hepion or the Company to any regulatory authority (including the Nasdaq) in connection with the Merger and the Transactions (the “Transaction Filings”). Hepion will cause the Proxy Statement to be mailed to the Hepion Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise Hepion, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, Hepion and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by Hepion and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and Hepion, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that Hepion or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Hepion or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with Hepion or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, Hepion or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Hepion, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to Hepion Stockholders.

(b) Hepion Special Meeting. Hepion shall, as promptly as reasonably practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of Hepion Stockholders (the “Hepion Special Meeting”), and Hepion shall convene and hold the Hepion Special Meeting, in each case in accordance with Hepion’s Organizational Documents and applicable Law, solely for the purpose of (i) obtaining the Hepion Stockholders Approval, and (ii) related and customary procedural and administrative matters. Hepion shall use its reasonable best efforts to obtain such approvals and authorizations from the Hepion Stockholders at the Hepion Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the Hepion Stockholders. Hepion shall include the Hepion Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Hepion shall be entitled to postpone or adjourn the Hepion Special Meeting solely to the extent necessary (a “Hepion Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Hepion has determined in good faith is required by applicable Law is disclosed to Hepion Stockholders and for such supplement or amendment to be promptly disseminated to Hepion Stockholders with sufficient time prior to the Hepion Special Meeting for Hepion Stockholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the Hepion Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Hepion Shares represented (either in person or by proxy) to constitute a quorum necessary conduct the business to be conducted at the Hepion Special Meeting; provided that, without the prior written consent of the Company, Hepion may only be entitled to one Hepion Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Hepion Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the Hepion Special Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the Hepion Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Organizational Documents of the Company and applicable Law, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval). The Company shall, through approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by applicable Law, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of Hepion, the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Hepion Non-Solicitation.

(a) Hepion agrees that, during the Interim Period, neither it nor any of its Subsidiaries shall, and it shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Hepion or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 8.03(a)) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 8.03(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, Hepion acknowledges and agrees that, in the event any Representative of Hepion (whether or not such Representative is purporting to act on behalf of Hepion) takes any action that, if taken by Hepion, would constitute a breach of this Section 8.03, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.03 by Hepion for purposes of this Agreement.

(b) If Hepion or any Representative of Hepion receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then Hepion shall promptly (and in no event later than one Business Day after Hepion becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Hepion shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Hepion shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Hepion provided to such Person.

Section 8.04 Company Non-Solicitation.

(a) The Company agrees that, during the Interim Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 8.04) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 8.04(a)); or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 8.04, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.04 by the Company for purposes of this Agreement. Notwithstanding the above, it is acknowledged and agreed that the Company has and shall continue to have communications and discussions with various companies relating to its business (including with pharmaceutical companies) and provide information to such companies or enter into confidentiality agreements with such companies, provided, however, that the Company (and its Representatives) shall not engage in any discussions (other than to inform any Person of the existence of the provisions in this Section 8.04) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Transaction.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Hepion orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Hepion reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of the Company provided to such Person.

Section 8.05 Tax Matters.

(a) With respect to each taxable year of the Company ending after the Closing Date, the Company shall use best efforts to (i) determine if it is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year, and (ii) make such determination within ninety (90) days after the end of such taxable year. If the Company determines that it is a PFIC for a taxable year ending after the Closing Date, the Company shall use best efforts to timely provide to its U.S. shareholders all information (for such taxable year and for subsequent taxable years) with respect to the Company and its Subsidiaries that is reasonably necessary for any such shareholder (or any direct or indirect owner of such shareholder) to make and maintain a qualified electing fund election pursuant to Section 1295 of the Code with respect to the Company (and any of its Subsidiaries that is a PFIC), including by posting such information to the Company’s website.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the party responsible therefor under applicable Law. Each of Hepion, Merger Sub and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.06 Confidentiality; Publicity.

(a) Hepion acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of Hepion, the Company or any of their respective Affiliates, or their respective Representatives (acting on their behalf), shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Hepion, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Hepion or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

Section 8.07 Legacy Asset Disposition.

(a) Prior to the first anniversary of the Closing, Hepion shall use its reasonable best efforts to sell, transfer, license, assign or otherwise divest any or all of the assets and rights exclusively relating to Hepion’s Rencofilstat (formerly CRV431) drug (the “Legacy Assets”) in a transaction or series of transactions (the “Legacy Asset Disposition”), and shall, as promptly as practicable thereafter, notify the Company in writing of any such Legacy Asset Disposition. Each Party acknowledges that Hepion may, in contemplation of the Legacy Asset Disposition, (a) establish one or more Subsidiaries to hold the Legacy Assets, (b) transfer to any such Subsidiary any or all of the Legacy Assets and the liabilities and obligations related thereto and (c) take such other steps that are reasonably necessary to prepare for the Legacy Asset Disposition. For the avoidance of doubt, if Hepion transfers the Legacy Assets to one or more Subsidiaries, the terms of this Section 8.07 shall apply to such Subsidiaries in addition to Hepion. Each Party further acknowledges that Hepion may not be successful in completing, or may determine not to proceed, with the Legacy Asset Disposition. Notwithstanding the foregoing, Hepion may not enter into any agreement with respect to the Legacy Asset Disposition that would result in a continuing obligation or liability without the prior written consent of the Company (such consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Hepion shall provide the Company with a copy of any agreement with respect to an Legacy Asset Disposition that would be reasonably likely to result in a continuing obligation or liability of either Hepion or the Company on or after the Effective Time, at least five Business Days prior to entry into such agreement.

(b) Notwithstanding the terms and obligations set forth in Section 8.07(a), in the event that Hepion determines following the Effective Time to proceed with any form of monetization of its assets contemplated under the Legacy Assets, Hepion shall be obligated to reimburse the Company with respect to any deficit resulting therefrom.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Merger.

(b) Hepion Stockholder Approval. The Hepion Stockholder Approval shall have been obtained.

(c) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(d) Nasdaq Listing. The Company Ordinary Shares to be issued pursuant to Section 3.01(b), in connection with the Closing shall be approved for listing upon the Closing on the Nasdaq, subject to official notice of issuance thereof.

(e) Registration Statement. The Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect.

(f) PIPE Financing. The share purchase agreement in respect of the PIPE Financing shall be in full force and effect and shall provide for cash proceeds of not less than $10,000,000 (ten million) to be received by the Company in connection with the consummation of the transactions contemplated by such share purchase agreement immediately after the Effective Time.

(g) Directors and Officers. The Parties shall take all necessary action so that immediately after the Effective Time, the post-Closing board of directors of the Company (the “Post-Closing Company Board”) shall be comprised of seven directors; whereby (a) the Company shall have the right to designate (i) three members to the Post-Closing Company Board (“Company Designees”) and (ii) two industry experts that shall qualify as independent directors (as defined under the Nasdaq listing rules); and (b) Hepion shall have the right to designate two members to the Post-Closing Company Board (the “Hepion Designees”); provided further, and notwithstanding the foregoing, in the event that the A&R AOA includes for a classified board of directors, the Hepion Designees shall be classified as Class III directors (or such class that shall provide the Hepion Designees to be subject to re-election to the Post-Closing Company Board the maximum term following the Closing).

(h) IIA Approval. The Company shall file a notice with the IIA in accordance with applicable Law and obtain the approval of the IIA to consummate the Transactions.

Section 9.02 Additional Conditions to Obligations of Hepion. The obligations of Hepion to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Hepion:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.03 (Due Authorization) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(d)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties set forth in Section 4.08(d) (Absence of Changes) shall be true and correct as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Hepion a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Lock-up Agreements. The Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

Section 9.03 Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Hepion contained in Article V (other than the representations and warranties of Hepion contained in Section 5.01 (Organization), Section 5.03 (Authorization) and Section 5.19 (Brokers Fees)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of Hepion contained in Section 5.01 (Organization), Section 5.03 (Authorization) and Section 5.19 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of Hepion contained in Section 5.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of Hepion in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(d) Officer’s Certificate. Hepion shall have delivered to the Company a certificate signed by an officer of Hepion, dated the Closing Date, to the effect that the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

(e) Lock-up Agreements. The Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(f) Minimum Cash Condition. The amount of (a) Hepion Net Cash on Hepion’s balance sheet as of immediately prior to Closing and (b) cash proceeds to be received from the PIPE Financing (following expenses related to the Transactions), shall be at least $10,000,000 (the “Minimum Cash Condition”).

(g) Financial Obligations. Hepion shall have settled and satisfied in full all financial obligations in connection with any and all clinical trials of Hepion outstanding as of immediately prior to Closing.

(h) Conversion of Hepion Preferred Stock. Hepion shall have caused all Hepion Preferred Stock to have converted into shares of Hepion Common Stock in accordance with the terms of the Hepion Organizational Documents.

(i) Cancellation of Hepion Equity Awards. Prior to the Closing, Hepion shall cause (i) all outstanding options, stock appreciation rights, restricted stock, restricted stock units and any other awards granted or promised under any Hepion Equity Plan to be cancelled and forfeited without any consideration, and (ii) each Hepion Equity Plan to be terminated and cease to have any further force or effect.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Hepion and the Company;

(b) by either Hepion or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either Hepion or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on the date that is 90 days following the date hereof (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to the date that is 90 days following the date hereof, the Termination Date shall be automatically extended to the date that is 180 days following the date hereof; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by Hepion, if the Company or Merger Sub has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from Hepion of such breach or failure to perform: provided that Hepion shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if Hepion has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Hepion before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either Hepion or the Company, if Hepion failed to obtain the Hepion Stockholder Approval upon vote taken thereon at a duly convened Hepion Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to Hepion if Hepion has breached this Agreement (including Section 8.02(b));

(g) by either Hepion or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the Organizational Documents of the Company; provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if the Company has breached this Agreement (including Section 8.02(c)); or

(h) by the Company, if Hepion breaches its obligations under Section 8.02(b).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.06 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Hepion and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Hepion, prior to the Closing, to:

Hepion Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey 08837

Tel: (732) 902-4000

Attn: John Brancaccio

E-mail: Brancaccio1234@gmail.com

with copies (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

Attn: Jeffrey Fessler and Lindsay Ferguson

E-mail: JFessler@sheppardmullin.com and LFerguson@sheppardmullin.com

If to the Company or Merger Sub, or Hepion following the Closing, to:

Pharma Two B Ltd.

Dan Teleman, Chief Executive Officer

E-mail: dan@pharma2b.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan, Israel 5250608

Attention: Mike Rimon

Matthew Rudolph

Email: mrimon@meitar.com

  matthewr@meitar.com

and

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Mayan Katz

Marianne C. Sarrazin

E-mail: mkatz@goodwinlaw.com

  msarrazin@goodwinlaw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.13 and Section 11.14 and (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts; Electronic Signatures. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Agreement.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain mutual confidentiality agreement, dated as of February 29, 2024 by and between the Company and Hepion (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until 30 days following the date of resolution of such Action.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Hepion or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Hepion Support Agreement, the Company Shareholder Support Agreements, the Amended IRA and the Joinder shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Hepion; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Hepion, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Hepion. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each Party acknowledges that each of Sheppard, Mullin, Richter & Hampton LLP, Meitar Law Offices and Goodwin Procter LLP (each of them, the “Prior Counsel”) has on or prior to the Closing Date represented, as applicable, the Company, its Subsidiaries, the Company Shareholders, Hepion, the Hepion Stockholders, and any of their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including Hepion) or Hepion Stockholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel may represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, any Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d) Miscellaneous. Each Party hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsels.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Pharma Two B Ltd.

By:	/s/ Dan Teleman
Name:	Dan Teleman
Title:	Chief Executive Officer

Pearl Merger Sub, Inc.

By:	/s/ Dan Teleman
Name:	Dan Teleman
Title:	President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Hepion Pharmaceuticals, Inc.

By:	/s/ John Brancaccio
Name:	John Brancaccio
Title:	Executive Chairman

ANNEX 1

Hepion Support Agreement Signatories

1.	Armistice Capital, LLC

2.	John Brancaccio

3.	Kaouthar Lbiati

4.	Tim Block

5.	Mike Purcell

6.	John Cavan

ANNEX 2

Lock-Up Agreement Signatories

[To be completed prior to Closing]2

2 Note: Parties have agreed this Annex will be completed prior to Closing with any individual that fits within the lock-up category (i.e., post closing director, officer, and affiliate stockholders).

ANNEX 3

Company Knowledge

1.	Dan Teleman

ANNEX 4

Hepion Knowledge

1.	John Cavan

2.	John Brancaccio

ANNEX 5

Permitted Liens

ANNEX 6

Exchange Ratio Model

ANNEX 7

Exchange Ratio Adjustment Illustration

Term Sheet

	Market Cap	Cash	Split
Hepion	$10	$0	$10	15%
P2B	$56		$56	85%
			$66

Scenario #1

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$4	$6	13%
P2B	$40		$40	87%
			$46

Scenario #2

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$3	$7	15%
P2B	$40		$40	85%
			$47

Scenario #3

	Market Cap	Hepion Deficit	Split
Hepion	$10	-$2	$8	17%
P2B	$40		$40	83%
			$48

EXHIBIT A

Form of Amended and Restated Articles of Association of the Company

EXHIBIT B

Form of Hepion Support Agreement

EXHIBIT C

Form of Amended Investors’ Rights Agreement

EXHIBIT D

Form of Lock-Up Agreement

EXHIBIT E

Form of Subscription Agreement